Parker Drilling Reports Second Quarter 2011 Results

Solid Operating Results Produce Significant EPS Growth

HOUSTON, Aug. 4, 2011 /PRNewswire/ -- Parker Drilling (NYSE: PKD), a drilling contractor and service provider, today reported results for the 2011 second quarter ended June 30, 2011. The Company's results for the period included net income attributable to controlling interest of $14.2 million or $0.12 per diluted share on revenues of $172.8 million, compared with net income attributable to controlling interest of $0.5 million or $0.00 per diluted share on revenues of $156.5 million for the 2010 second quarter. Excluding the effects of non-routine items the Company reported net income attributable to controlling interest of $15.9 million or $0.14 per diluted share compared with similarly adjusted 2010 second quarter net income attributable to controlling interest of $3.6 million or $0.03 per diluted share. Adjusted EBITDA, excluding non-routine items, was $62.9 million, compared with $41.3 million for the prior year's second quarter.

"Our second quarter performance was led by the continued strong growth of our Rental Tools segment, accompanied by benefits from a substantial improvement in our U.S. barge drilling business and an expanded portfolio of projects in the Project Management and Engineering Services segment. This was the result of better market conditions leveraged by the growth- and profitability-focused strategies of our operations," stated Parker Drilling President and Chief Executive Officer David Mannon. "In addition, we achieved stability in our International Drilling business and continued to work on strengthening the operational potential of this business," said Mannon.

Second Quarter Highlights

  Parker's Rental Tools segment continued to grow revenues and expand gross margin.  (Segment gross margins exclude depreciation and amortization expense).
  The Company's U.S. barge drilling fleet realized increases in its average dayrate and utilization, compared with both the prior quarter and the prior year's second quarter.
  Parker benefited from recent additions to the Company's project management portfolio.

"Our continued investment in Parker's rental tools business has allowed us to participate in the growing demand in the U.S. land market. With our stores strategically located to service the leading shale plays, we have maintained high utilization of our growing inventory of premium drill pipe and related products. Also, demand for shallow water drilling in the Gulf of Mexico strengthened further, leading to increased utilization and higher average dayrates for Parker's barge rig fleet. For most of the quarter, all of Parker's available barge rigs were under contract.

"We made progress in broadening our international drilling rig contract base. Most of our currently operating rigs are contracted into 2012 and we believe there are opportunities to further expand our operating rig count. In addition, recent project awards are expanding the contribution from our project management business," said Mr. Mannon. "I believe that Parker will further benefit from the continued growth in U.S. drilling activity, recent improvements in international market conditions and the further development and deployment of our operating strategy," he concluded.

Second Quarter Review

Parker's revenues for the 2011 second quarter were $172.8 million compared with 2010 second quarter revenues of $156.5 million. The Company's 2011 second quarter gross margin, before depreciation and amortization expense, was $68.3 million compared with 2010 second quarter gross margin of $47.6 million, while gross margin as a percentage of revenues increased to 40 percent from 30 percent gross margin for the 2010 second quarter. Results for the three months ended June 30, 2011, included the impact of $2.6 million, pre-tax, of non-routine expenses related to the ongoing U.S. regulatory investigations and Parker's internal review regarding possible violations of the Foreign Corrupt Practices Act and other laws. This non-routine item reduced after-tax earnings by $1.7 million or $0.02 per diluted share. The results for the 2010 second quarter included non-routine, after-tax expense of $3.0 million or $0.03 per diluted share. Details of the non-routine items are provided in the attached financial tables.

Rental Tools revenues increased 41 percent to $58.5 million from $41.4 million, segment gross margin rose to $40.8 million from $27.1 million, and segment gross margin as a percent of revenues rose to 70 percent from 66 percent.  The expanded use of lateral drilling in the U.S. to exploit oil and natural gas resources led to increased demand for rental tools.  With facilities strategically located in key U.S. drilling markets and continued investments in rental tools inventory, Parker's Rental Tools business benefited primarily from increased demand and higher utilization.

U.S. Drilling revenues increased 70 percent to $26.1 million from $15.3 million, segment gross margin rose to $9.2 million from $1.8 million, and segment gross margin as a percent of revenues increased to 35 percent from 12 percent.  The higher revenues, earnings and gross margin as a percent of revenues resulted from higher utilization and an increase in the fleet average dayrate. For the quarter, the business had an average of 10.5 barge rigs employed, compared with an average of approximately 8.4 barge rigs employed in the 2010 second quarter.  The barge rig fleet's average dayrate was $26,000 for the 2011 second quarter and $19,000 for the 2010 second quarter.

International Drilling revenues declined 19 percent to $42.7 million from $52.9 million for the prior year's second quarter, segment gross margin declined to $8.8 million compared with $13.5 million, and segment gross margin as a percent of revenues decreased to 21 percent from 26 percent.  These results were primarily due to a decline in rig utilization, which was partially offset by higher average dayrates in all regions.

International rig fleet average utilization for the 2011 second quarter was 46 percent, compared with 55 percent for the prior year's second quarter.  Three rigs located in the Asia Pacific region were removed from the active rig fleet at year-end 2010, reducing the region's fleet to five rigs and Parker's overall international fleet to 27 rigs. Adjusted for this change, the prior year's rig fleet average utilization was 61 percent.  For the 2011 second quarter, the ten-rig Americas regional fleet operated at 67 percent average utilization, the eleven-rig CIS/AME regional fleet operated at 27 percent average utilization and the five-rig Asia Pacific regional fleet operated at 55 percent average utilization.  (Additional rig fleet information is available on Parker's website).

Project Management and Engineering Services revenues increased 73 percent to $45.6 million from $26.4 million for the prior year's second quarter.  Segment gross margin increased to $8.0 million from $4.7 million and segment gross margin as a percent of revenues was 18 percent in both periods.  Primary contributors to the revenue increase were the Yastreb rig relocation project, the Coral Sea land rig refurbishment project and higher amounts of reimbursed expenses.  The Yastreb rig, owned by Exxon Neftegas Limited and operated by Parker Drilling, is being moved approximately 100 kilometers between drilling locations on Sakhalin Island, Russia.  Also during the 2011 second quarter, Parker completed the shipyard refurbishment of the Talisman Energy-owned Coral Sea land rig, a purpose-built, heli-transportable land rig to be operated in Papua New Guinea.  The refurbishment project was awarded to Parker by Talisman Energy, with whom Parker is finalizing a three-year contract to operate and maintain the rig.

The Construction Contract segment recorded no revenues for the 2011 second quarter, compared with $20.5 million of revenues in the prior year's second quarter, and reported $1.5 million of segment gross margin, compared with $0.5 million of segment gross margin in the 2010 second quarter.  The construction contract for the Liberty rig ended in the 2011 first quarter and project-related work since then is included in the Project Management and Engineering Services segment.

2011 Year-to-Date Summary

The Company's results for the first six months of 2011 included net income attributable to controlling interest of $19.0 million or $0.16 per diluted share on revenues of $329.0 million, compared with the prior year's first six month net loss attributable to controlling interest of $1.5 million or $0.01 per diluted share on revenues of $314.1 million. Excluding the effects of non-routine items the Company reported adjusted net income attributable to controlling interest of $21.2 million or $0.18 per diluted share compared with similarly adjusted 2010 first half net income attributable to controlling interest of $6.1 million or $0.05 per diluted share. Adjusted EBITDA, excluding non-routine items, was $105.6 million for the first six months of 2011 and $79.2 million for the same period of the prior year.

Results for the first six months of 2011 included the impact of $3.3 million, pre-tax, of non-routine expenses related to the ongoing U.S. regulatory investigations and Parker's internal review regarding possible violations of the Foreign Corrupt Practices Act and other laws. This non-routine item reduced after-tax earnings by $2.2 million or $0.02 per diluted share. Earnings for the comparable period of 2010 included $7.6 million of after-tax expense for non-routine items.

Cash Flow and Capitalization

Capital expenditures were $48.7 million for the 2011 second quarter and $99.4 million for the six months ended June 30, 2011. Year-to-date capital expenditures included $55.5 million for the construction of Parker's two newbuild arctic land rigs for Alaska and $29.4 million for the purchase of tubular goods and other rental equipment. During the second quarter Parker expanded its term loan facility by $50 million and used the proceeds to repay the amount outstanding on its revolving credit facility, purchase additional rental tools inventory and for other corporate purposes.

Conference Call

Parker Drilling has scheduled a conference call for 10:00 a.m. CDT (11:00 a.m. EDT) on Thursday, August 4, 2011, to discuss its reported results. Those interested in listening to the call by telephone may do so by dialing (480) 629-9692. The call can also be accessed through the Investor Relations section of the Company's website at http://www.parkerdrilling.com. A replay of the call can be accessed on the Company's website for 12 months and will be available by telephone from Aug. 4 through Aug. 12 by dialing (303) 590-3030 and using the access code 4455434#.

Cautionary Statement

This release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of the Securities Acts. All statements other than statements of historical facts that address activities, events or developments that the Company expects, projects, believes, or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including demand for drilling and customer spending and the factors affecting demand, competitive advantages including cost effective integrated solutions and technological innovation, future technological innovation, future operating results of the Company's rigs, rental tools operations and projects under management, capital expenditures, expansion and growth opportunities, asset sales, successful negotiation and execution of contracts, strengthening of financial position, increase in market share and other such matters are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements due to certain risk factors, including the volatility in oil and natural gas prices, which could reduce the demand for drilling services. For a detailed discussion of risk factors that could cause actual results to differ materially from the Company's expectations, please refer to the Company's reports filed with the SEC, including the reports on Form 10-K and Form 10-Q. Each forward-looking statement speaks only as of the date of this release and the Company undertakes no obligation to publicly update or revise any forward-looking statement.

Company Description

Parker Drilling (NYSE: PKD) provides high-performance contract drilling solutions, rental tools and project management services to the energy industry. Parker's international fleet includes 25 land rigs and two offshore barge rigs, and its U.S. fleet includes 13 barge rigs in the U.S. Gulf of Mexico. The Company's rental tools business supplies premium equipment to operators on land and offshore in the U.S. and select international markets. More information about Parker Drilling can be found at http://www.parkerdrilling.com. Included in the Investor Relations section of the Company's website are operating status reports for Parker Drilling's Rental Tools segment and its international and U.S. rig fleets, updated monthly.

PARKER DRILLING COMPANY
Consolidated Condensed Balance Sheets

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS	(Dollars in Thousands)
CURRENT ASSETS
Cash and Cash Equivalents	$ 67,495	$ 51,431
Accounts and Notes Receivable, Net	183,209	168,876
Rig Materials and Supplies	25,216	25,527
Deferred Costs	4,525	2,229
Deferred Income Taxes	7,263	9,278
Assets held for sale	5,287	5,287
Other Current Assets	55,846	105,496
TOTAL CURRENT ASSETS	348,841	368,124

PROPERTY, PLANT AND EQUIPMENT, NET	855,822	816,147

OTHER ASSETS
Deferred Income Taxes	52,384	61,016
Other Assets	27,189	29,268
TOTAL OTHER ASSETS	79,573	90,284

TOTAL ASSETS	$ 1,284,236	$ 1,274,555

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$ 24,000	$ 12,000
Accounts Payable and Accrued Liabilities	135,702	163,263
TOTAL CURRENT LIABILITIES	159,702	175,263

LONG-TERM DEBT	467,730	460,862

LONG-TERM DEFERRED TAX LIABILITY	14,397	20,171

OTHER LONG-TERM LIABILITIES	31,813	30,193

TOTAL CONTROLLING INTEREST IN STOCKHOLDERS' EQUITY	610,951	588,313
Noncontrolling interest	(357)	(247)
TOTAL EQUITY	610,594	588,066

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,284,236	$ 1,274,555

Current Ratio	2.18	2.10

Total Debt as a Percent of Capitalization	45%	45%

Book Value Per Common Share	$ 5.23	$ 5.05

PARKER DRILLING COMPANY
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Dollars in Thousands)		(Dollars in Thousands)
REVENUES:
International Drilling	$ 42,671	$ 52,932	$ 84,755	$ 116,807
U.S. Drilling	26,060	15,336	41,980	30,423
Rental Tools	58,490	41,359	110,809	75,174
Project Management and Engineering Services	45,591	26,363	81,809	50,804
Construction Contract	-	20,535	9,638	40,922
TOTAL REVENUES	172,812	156,525	328,991	314,130

OPERATING EXPENSES:
International Drilling	33,915	39,423	68,603	86,596
U.S. Drilling	16,859	13,540	30,878	26,514
Rental Tools	17,719	14,268	35,856	26,894
Project Management and Engineering Services	37,559	21,701	67,625	41,262
Construction Contract	(1,515)	20,043	8,867	41,240
Depreciation and Amortization	27,332	29,012	54,931	57,600
TOTAL OPERATING EXPENSES	131,869	137,987	266,760	280,106

TOTAL OPERATING GROSS MARGIN	40,943	18,538	62,231	34,024

General and Administrative Expense	(8,094)	(6,937)	(14,982)	(16,969)
Gain on Disposition of Assets, Net	366	1,712	1,370	2,384

TOTAL OPERATING INCOME	33,215	13,313	48,619	19,439

OTHER INCOME AND (EXPENSE):
Interest Expense	(5,755)	(7,386)	(11,616)	(14,118)
Gain/(Loss) on fair value of derivative positions	(137)		(137)
Interest Income	133	78	179	152
Loss on extinguishment of debt	-	(3,989)	-	(7,209)
Other Income (Expense)	123	115	134	257
TOTAL OTHER INCOME AND (EXPENSE)	(5,636)	(11,182)	(11,440)	(20,918)

INCOME (LOSS) BEFORE INCOME TAXES	27,579	2,131	37,179	(1,479)

INCOME TAX EXPENSE (BENEFIT)
Current	7,090	4,992	11,109	8,640
Deferred	6,374	(3,368)	7,194	(8,575)
TOTAL INCOME TAX EXPENSE (BENEFIT)	13,464	1,624	18,303	65

NET INCOME (LOSS)	14,115	507	18,876	(1,544)
Less: net loss attributable to noncontrolling interest	(58)	-	(125)	-
NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$ 14,173	$ 507	$ 19,001	$ (1,544)

EARNINGS PER SHARE - BASIC
Net Income (loss)	$ 0.12	$ 0.00	$ 0.16	$ (0.01)

EARNINGS PER SHARE - DILUTED
Net Income (loss)	$ 0.12	$ 0.00	$ 0.16	$ (0.01)

NUMBER OF COMMON SHARES USED IN COMPUTING EARNINGS PER SHARE
Basic	116,144,818	114,298,319	115,634,881	113,909,798
Diluted	117,253,588	115,428,649	116,750,717	113,909,798

PARKER DRILLING COMPANY
Selected Financial Data
(Unaudited)

	Three Months Ended
	June 30,		March 31,
	2011	2010	2011
	(Dollars in Thousands)
REVENUES:
International Drilling	$ 42,671	$ 52,932	$ 42,084
U.S. Drilling	26,060	15,336	15,920
Rental Tools	58,490	41,359	52,319
Project Management and Engineering Services	45,591	26,363	36,218
Construction Contract	-	20,535	9,638
Total Revenues	172,812	156,525	156,179

OPERATING EXPENSES:
International Drilling	33,915	39,423	34,688
U.S. Drilling	16,859	13,540	14,021
Rental Tools	17,719	14,268	18,137
Project Management and Engineering Services	37,559	21,701	30,067
Construction Contract	(1,515)	20,043	10,381
Total Operating Expenses	104,537	108,975	107,294

OPERATING GROSS MARGIN:
International Drilling	8,756	13,509	7,396
U.S. Drilling	9,201	1,796	1,899
Rental Tools	40,771	27,091	34,182
Project Management and Engineering Services	8,032	4,662	6,151
Construction Contract	1,515	492	(743)
Depreciation and Amortization	(27,332)	(29,012)	(27,599)
Total Operating Gross Margin	40,943	18,538	21,286

General and Administrative Expense	(8,094)	(6,937)	(6,888)
Gain on Disposition of Assets, Net	366	1,712	1,004

TOTAL OPERATING INCOME	$ 33,215	$ 13,313	$ 15,402

Marketable Rig Count Summary
As of June 30, 2011

Total

U.S. Gulf of Mexico Barge Rigs
Intermediate	4
Deep	9
Total U.S. Gulf of Mexico Barge Rigs	13

International Land and Barge Rigs
Asia Pacific	5
Americas	10
CIS/AME	11
Other	1
Total International Land and Barge Rigs	27

Total Marketable Rigs	40

PARKER DRILLING COMPANY
Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010

Net Income (Loss) Attributable to Controlling Interest	$ 14,173	$ 4,827	$ (13,409)	$ 492	$ 507
Adjustments:
Income Tax (Benefit) Expense	13,464	4,839	25,362	786	1,624
Total Other Income and Expense	5,636	5,803	6,196	6,277	11,182
Loss/(Gain) on Disposition of Assets, Net	(366)	(1,004)	(1,060)	(1,176)	(1,712)
Depreciation and Amortization	27,332	27,599	28,526	28,904	29,012
Provision for Reduction in Carrying Value of Certain Assets	-	-	1,952	-	-

Adjusted EBITDA	$ 60,239	$ 42,064	$ 47,567	$ 35,283	$ 40,613

Adjustments:
Non-routine Items	2,646	685	460	930	694

Adjusted EBITDA after Non-routine Items	$ 62,885	$ 42,749	$ 48,027	$ 36,213	$ 41,307

PARKER DRILLING COMPANY
Reconciliation of Non-Routine Items *
(Unaudited)
(Dollars in Thousands, except Per Share)

	Three Months Ending	Six Months Ending
	June 30, 2011	June 30, 2011

Net income attributable to controlling interest	$ 14,173	$ 19,001
Earnings per diluted share	$ 0.12	$ 0.16

Adjustments:
U.S. regulatory investigations / legal matters	2,646	3,332
Total adjustments	$ 2,646	$ 3,332
Tax effect of non-routine adjustments	(926)	(1,166)
Net non-routine adjustments	$ 1,720	$ 2,166

Adjusted net income attributable to controlling interest	$ 15,893	$ 21,167
Adjusted earnings per diluted share	$ 0.14	$ 0.18

	Three Months Ending	Six Months Ending
	June 30, 2010	June 30, 2010
Net income (loss) attributable to controlling interest	$ 507	$ (1,544)
Earnings per diluted share	$ 0.00	$ (0.01)

Adjustments:
Extinguishment of debt	3,989	7,209
U.S. regulatory investigations / legal matters**	694	4,505
Total adjustments	$ 4,683	$ 11,714
Tax effect of non-routine adjustments	(1,639)	(4,100)
Net non-routine adjustments	$ 3,044	$ 7,614

Adjusted net income attributable to controlling interest	$ 3,551	$ 6,070
Adjusted earnings per diluted share	$ 0.03	$ 0.05

*

Adjusted net income, a non-GAAP financial measure, excludes items that management believes are of a non-routine nature and which detract from an understanding of normal operating performance and comparisons with other periods. Management also believes that results excluding these items are more comparable to estimates provided by securities analysts and used by them in evaluating the Company's performance.

**	Amended to include comparable expenses in all periods.

CONTACT: Richard Bajenski of Parker Drilling, +1-281-406-2030